                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                         Interact Commerce Corporation
              --------------------------------------------------
                               (Name of Issuer)


                   Common Stock, Par Value $0.001 Per Share
              --------------------------------------------------
                        (Title of Class of Securities)


                                   45839Y107

              --------------------------------------------------
                                (CUSIP Number)


                                  May 3, 2001
              --------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [x]  Rule 13d-1(d)

  CUSIP No.  79466P105               Schedule 13G          Page 2 of 12 Pages
             ---------                                          -    --


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      Patrick M. Sullivan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(See
10.   Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      IN
------------------------------------------------------------------------------

  CUSIP No.  79466P105               Schedule 13G          Page 3 of 12 Pages
             ---------                                          -    --


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


      The Sullifam Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Arizona
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(See
10.   Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      PN
------------------------------------------------------------------------------

  CUSIP No.  79466P105               Schedule 13G          Page 4 of 12 Pages
             ---------                                          -    --


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Arizona
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(See
10.   Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      OO
------------------------------------------------------------------------------

CUSIP NO. 79466P105            Schedule 13G                Page 5 of 12 Pages
          ---------                                             -    --

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      The Cyndee K. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Arizona
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.           0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.           0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.           0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.           0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      00
------------------------------------------------------------------------------

CUSIP NO. 79466P105            Schedule 13G                Page 6 of 12 Pages
          ---------                                             -    --

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Arizona
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.           0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.           0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.           0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.           0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      00
------------------------------------------------------------------------------

CUSIP NO. 79466P105            Schedule 13G                Page 7 of 12 Pages
          ---------                                             -    --

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      The Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Arizona
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.           0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.           0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.           0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.           0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      00
------------------------------------------------------------------------------

  CUSIP No. 79466P105                  Schedule 13G          Page 8 of 12 Pages
            ---------                                             -    --


------------------------------------------------------------------------------
      Names of Reporting Persons
 1.   I.R.S. Identification Nos. of Above Persons (entities only)

      The PCS Trust u/a/d 9/10/98

------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3.


------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      Arizona

------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
     Number of                   0

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6.
                                 0
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7.
    Reporting                    0

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8.          0

------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9.
      0
------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) excludes Certain Shares
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
      0.0%

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      OO
------------------------------------------------------------------------------

CUSIP No.               79466P105                                      Schedule 13G           Page 9 of 12 Pages
                                                                                                   -    --
------------------------------------------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            Interact Commerce Corporation
------------------------------------------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            8800 N. Gainey Center Drive, Suite 200
            Scottsdale, AZ  85258
------------------------------------------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Patrick M. Sullivan
            The Sullifam Limited Partnership ("SLP")
            The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("CKS15")
            The Cyndee K. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("CKS10")
            The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("PMS15")
            The Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("PMS10")
            The PCS Trust u/a/d 9/10/98 ("PCS")
------------------------------------------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Interact Commerce Corporation
            8800 N. Gainey Center Drive, Suite 200
            Scottsdale, AZ  85258
------------------------------------------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            Patrick  M. Sullivan: U.S.A.
            SLP:        Arizona
            CKS15:      Arizona
            CKS10:      Arizona
            PMS15:      Arizona
            PMS10:      Arizona
            PCS:        Arizona
------------------------------------------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
------------------------------------------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            45839Y107
------------------------------------------------------------------------------------------------------------------
Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person
            Filing is a:

            (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.
            (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d) [_] Investment company registered under Section 8 of the Investment Company Act.
            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                    Investment Company Act;
            (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

CUSIP No.               79466P105          Sched13G          Page 10 of 12 Pages
                                                                  --    --

--------------------------------------------------------------------------------
Item 4.     Ownership.
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:
            Patrick M. Sullivan:    0
            SLP                     0
            CKS15:                  0
            CKS10:                  0
            PMS15:                  0
            PMS10:                  0
            PCS:                    0
         (b) Percent of class:
            Patrick M. Sullivan:    0
            SLP                     0
            CKS15:                  0
            CKS10:                  0
            PMS15:                  0
            PMS10:                  0
            PCS:                    0
         (c) Number of shares as to which such person has:
            (i)  Sole power to vote or to direct the vote
            Patrick M. Sullivan:    0
            SLP                     0
            CKS15:                  0
            CKS10:                  0
            PMS15:                  0
            PMS10:                  0
            PCS:                    0
            (ii)  Shared power to vote or to direct the vote
            Patrick M. Sullivan:    0
            SLP                     0
            CKS15:                  0
            CKS10:                  0
            PMS15:                  0
            PMS10:                  0
            PCS:                    0
            (iii) Sole power to dispose or to direct the disposition of
            Patrick M. Sullivan:    0
            SLP                     0
            CKS15:                  0
            CKS10:                  0
            PMS15:                  0
            PMS10:                  0
            PCS:                    0

CUSIP No.        79466P105                Schedule 13G       Page 11 of 12 Pages
                                                                  --    --

          (iv) Shared power to dispose or to direct the disposition of
          Patrick M. Sullivan:    0
          SLP                     0
          CKS15:                  0
          CKS10:                  0
          PMS15:                  0
          PMS10:                  0
          PCS:                    0
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         Not applicable.
--------------------------------------------------------------------------------
Item 10. Certifications.

         Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no further reporting obligation under Section 13(d) of the Securities and Exchange Commission thereunder, and the reporting persons have no obligation to amend this Schedule if any material change occurs in the facts set forth herein.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G/A is true, complete and correct.

May 18, 2001
------------
(Date)

/s/ Patrick M. Sullivan
-----------------------------------------------
(Signature)

Patrick M. Sullivan
-----------------------------------------------
(Name/Title)

The Sullifam Limited Partnership

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, General Partner

The Cyndee K. Sullivan Fifteen Year Grantor
Retained Annuity Trust u/a/d 12/18/98

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, Trustee

The Cyndee K. Sullivan Ten Year Grantor
Retained Annuity Trust u/a/d 12/18/98

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, Trustee

The Patrick M. Sullivan Fifteen Year Grantor
Retained Annuity Trust u/a/d 12/18/98

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, Trustee

The Patrick M. Sullivan Ten Year Grantor
Retained Annuity Trust u/a/d 12/18/98

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, Trustee

The PCS Trust u/a/d 9/10/98

/s/ Patrick M. Sullivan
-----------------------------------------------
Patrick M. Sullivan, Trustee